SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 13, 1996


                   FLORIDA GAMING CORPORATION
        (Exact name of registrant as specified in charter)


   Delaware                0-9099                  59-1670533
(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    No.)


1750 South Kings Highway
Fort Pierce, Florida                                   34945-3099
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (407) 464-7500


                         Not Applicable
                 (Former name or former address,
                  if changed since last report.)

             INFORMATION TO BE INCLUDED IN THE REPORT


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits.

          Exhibit 3.1, 4.1 -- Certficate of Designations of Series C 8% Cumulative Convertible Preferred Stock ("Series C Preferred Stock").

          Exhibit 4.2 -- Form of Regulation S Subscription Agreement with respect to the Series C Preferred Stock.

Item 9.   Sale of Equity Securities Pursuant to Regulation S.

     (a) Securities Sold. On December 13, 1996, the Registrant issued 550 shares of its Series C Preferred Stock, $.10 par value, at a price per share of $1,000.

     (b) Underwriters and Other Purchasers. The Registrant did not engage an underwriter in connection the issuance of the Series
          C Preferred Stock. Orez Ltd. purchased 150 shares of the Series C Preferred Stock and Selfridge Limited Partnership purchased 400 shares of the Series C Preferred Stock.

     (c) Consideration. The Registrant issued the Series C Preferred Stock for cash consideration. The Registrant is obligated to pay First Capital Partners, Inc., a finders fee in the amount of 8% of the gross proceeds, plus warrants to purchase the Registrant's Common Stock having a market value equal to 5% of the gross proceeds, with an exercise price equal to the market price per share of Common Stock at the closing.

     (d) Exemption from Registration Claimed. The Series C Preferred Stock was issued in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended, in an Offshore Transaction to non-U.S. Persons, as such terms are defined in Regulation S.

     (e) Terms of Conversion or Exercise. The Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of the Series C
          Preferred Stock (the "Series C Certificate of
          Designation") provides that the shares of Series C
          Preferred Stock are convertible into shares of the Registrant's Common Stock. Each holder of the Series C Preferred Stock shall have the right, at anytime and from time to time after 90 days from the date on which the Series C Preferred Stock was issued, to convert some or all such shares into shares of Common Stock. If not previously converted, the shares of Series C Preferred Stock shall be automatically converted into shares of Common Stock at the then Conversion Rate for such shares on December 31, 1998.
          The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends of such share, if any, divided by (ii) the Conversion Price. The Stated
          Value shall equal $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Conversion Price shall be equal to the lesser of (i) $7.50 and (ii) eighty percent (80%) of the average of the Closing Bid Price (as hereinafter defined) for the five trading days immediately preceding the day of conversion of the Series C Preferred Stock. The
          Closing Bid Price shall mean the closing bid price of the Registrant's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded). Under certain circumstances, the Registrant has the right to redeem in whole or in part for cash any shares of Series C Preferred Stock for which the holder has requested conversion if the Conversion Price is then below $5.00. The redemption price per share shall be 125% of the Stated Value, together with all accrued and unpaid dividends thereon.

          In accordance with the terms of the Regulation S Subscription Agreement, the purchasers of the Series C Preferred Stock may not, directly or indirectly, offer or sell any of the shares of Common Stock issued upon conversion before the 91st day after the closing and thereafter shall not offer or sell more than the following percentage of the shares of Common Stock issued upon conversion during the following periods after the closing:

              Days after Closing          Percentage of
                                          Common Shares

                   90-120                     33%
                  121-150                     67%
              151 and thereafter             100%

          The discussion at this Item 701(e) is qualified in its entirety by reference to the Series C Certificate of Designation and the form of Regulation S Subscription Agreement attached to this Form 8-K as exhibits.



                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        FLORIDA GAMING CORPORATION



                        By /s/ Timothy L. Hensley

                          Timothy L. Hensley
                          Executive Vice President,
                          Treasurer
                          and Chief Financial Officer

                          Date: December 30, 1996